Exhibit 99.1

Arbutus Announces Intent to Repurchase Up to US$230 Million of its Common Shares Through Modified “Dutch Auction” Tender Offer

August 21, 2026

Warminster, PA — Arbutus Biopharma Corporation (Nasdaq: ABUS) (“Arbutus” or the “Company”), a clinical-stage biopharmaceutical company focused on infectious disease, today announced plans to commence a modified “Dutch Auction” tender offer (the “Offer”) to repurchase up to US$230 million of its common shares at a purchase price of not less than US$5.00 per share and not more than US$5.75 per share, in cash, less any applicable withholding taxes and without interest. The Offer is expected to commence on or about August 24, 2026 and, unless extended or terminated by the Company, expire on or about September 29, 2026. The Offer is expected to be funded through the Company’s cash on hand.

“Our March 2026 settlement with Moderna, and the July 2026 initial payment under that settlement, were critical milestones in establishing for the world what most of the scientific community already knew: Arbutus’ lipid nanoparticle technology inventions opened the doors to an entirely new world of therapeutic treatments using nucleic acids,” said Lindsay Androski, President and CEO of Arbutus. “Today, we are thrilled to announce our intention to return the financial proceeds from this win to the shareholders who have stood by our side during this long process. We, alongside our exclusive licensee Genevant, will continue to vigorously enforce our rights against infringers, including Pfizer and BioNTech.”

About Tender Offer

The Offer described in this press release has not yet been commenced and there can be no assurance that Arbutus will commence the Offer on the terms described herein or at all. The Offer is subject to obtaining certain exemptive relief, which Arbutus has applied for, under applicable securities laws in Canada and the United States with respect to a proportionate tender feature and certain extension requirements to be included in the Offer. Arbutus expects to commence the Offer promptly following receipt of such exemptive relief. This press release is for informational purposes only and is not an offer to purchase or the solicitation of an offer to sell any common shares in any jurisdiction. The solicitation of offers to purchase common shares will be made only pursuant to the tender offer documents, including an Offer to Purchase and accompanying Issuer Bid Circular and related Letter of Transmittal and other related Offer documents, that the Company intends to distribute to shareholders, file with a tender offer statement on Schedule TO with the U.S. Securities and Exchange Commission (the “SEC”) and file with applicable Canadian securities regulatory authorities upon commencement of the Offer. The Offer will be subject to various terms and conditions as will be described in the Offer materials that will be distributed to Arbutus shareholders and publicly filed upon commencement in English, and for shareholders in Quebec, in French.

The Dealer-Manager for the Offer will be J.P. Morgan Securities LLC. Georgeson LLC and TSX Trust Company will serve as the Information Agent and Depositary for the Offer, respectively.

ARBUTUS SHAREHOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT (INCLUDING THE OFFER TO PURCHASE AND ISSUER BID CIRCULAR, RELATED LETTER OF TRANSMITTAL AND RELATED TENDER OFFER DOCUMENTS) WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED BY THE COMPANY WITH THE SEC AND THE APPLICABLE CANADIAN SECURITIES ADMINISTRATORS ON SEDAR+ BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION CONCERNING THE TERMS AND CONDITIONS OF THE OFFER.

Assuming the Offer is commenced, copies of the offer documents will be distributed by the Company to the Company’s shareholders at no expense to them. The tender offer statement on Schedule TO and the other Offer documents will also be available to shareholders free of charge at the SEC’s website at www.sec.gov, on SEDAR+ at www.sedarplus.ca and in the investors section of Arbutus’ website at investor.arbutusbio.com, or from the Information Agent.

About Arbutus

Arbutus Biopharma Corporation (Nasdaq: ABUS) is a clinical-stage biopharmaceutical company focused on infectious disease. The Company is currently developing imdusiran (AB-729) and an oral PD-L1 inhibitor (AB-101) for the treatment of cHBV infection. The Company is also consulting closely with and supporting its exclusive licensee, Genevant Sciences, to protect and defend its intellectual property, which is the subject of on-going lawsuits against Pfizer/BioNTech for use of Arbutus’ patented LNP technology in their COVID-19 vaccines. For more information, visit www.arbutusbio.com.

Forward-Looking Statements and Information

This press release contains forward-looking statements and forward-looking information. Forward-looking statements in this press release include statements about: the Company’s potential tender offer to repurchase its common shares, including the terms and conditions and the expected timing thereof, and other terms and conditions of the Offer, all of which involve known and unknown risks, uncertainties and other factors that may cause actual results and other events to be materially different from those expressed or implied in such forward-looking statements.

The forward-looking statements contained in this press release are subject to a number of material factors that could cause actual results to differ materially, including the risk that the Company may determine not to proceed with the Offer for any reason, or that Arbutus may not receive the necessary exemptive relief to proceed with the Offer under applicable securities laws in the United States and Canada on the timeline anticipated, or at all. With respect to the forward-looking statements contained in this press release, Arbutus has made numerous assumptions regarding, among other things: the Company’s financial performance; the continued demand for Arbutus’ assets; and the stability of economic and market conditions. While Arbutus considers these assumptions to be reasonable, these assumptions are inherently subject to significant business, economic, competitive, market and social uncertainties and contingencies.

A more complete discussion of the risks and uncertainties facing Arbutus appears in Arbutus’ Annual Report on Form 10-K for the most recent fiscal year as filed with the SEC, Arbutus’ Quarterly Reports on Form 10-Q and Arbutus’ continuous and periodic disclosure filings, which are available at www.sec.gov and at www.sedarplus.ca. All forward-looking statements herein are qualified in their entirety by this cautionary statement, and Arbutus undertakes no obligation to revise or update any such forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments, except as required by law.

Arbutus Biopharma Corporation / ir@arbutusbio.com

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